Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA HEALTHCARE REPORTS FIRST QUARTER 2023 RESULTS

REVISES 2023 GUIDANCE

NASHVILLE, Tenn., April 21, 2023 – HCA Healthcare, Inc. (NYSE:HCA), today announced financial and operating results for the first quarter ended March 31, 2023.

Key first quarter metrics (all percentage changes compare 1Q 2023 to 1Q 2022 unless otherwise noted):

•	Revenues totaled $15.591 billion
•	Net income attributable to HCA Healthcare, Inc. totaled $1.363 billion, or $4.85 per diluted share
•	Adjusted EBITDA totaled $3.172 billion
•	Cash flows from operating activities totaled $1.803 billion
•	Same facility admissions increased 4.4 percent and same facility equivalent admissions increased 7.5 percent

“Once again this quarter, our colleagues demonstrated a remarkable ability to adapt and deliver value across all of our stakeholder groups. Their efforts produced solid results that reflected strong demand for our services. Additionally, the investments we continued to make in our colleagues through various programs contributed to further improvements in key metrics. I want to thank them for their dedication, their hard work, and their overall effectiveness in providing high-quality care in the communities we serve,” said Sam Hazen, Chief Executive Officer of HCA Healthcare, Inc.

Revenues in the first quarter of 2023 increased to $15.591 billion, compared to $14.945 billion in the first quarter of 2022. Net income attributable to HCA Healthcare, Inc. totaled $1.363 billion, or $4.85 per diluted share, compared to $1.273 billion, or $4.14 per diluted share, in the first quarter of 2022. Results for the first quarter of 2023 included losses on sales of facilities of $15 million, or $0.08 per diluted share. Results for the first quarter of 2022 included gains on sales of facilities of $10 million, or $0.02 per diluted share. During the first quarter of 2023, we recorded $145 million of revenues, or $0.40 per diluted share, related to resolving certain disputed claims from prior years with a commercial payer.

For the first quarter of 2023, Adjusted EBITDA totaled $3.172 billion, compared to $2.944 billion in the first quarter of 2022. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions increased 4.4 percent and same facility equivalent admissions increased 7.5 percent in the first quarter of 2023, compared to the prior year period. Same facility emergency room visits increased 10.3 percent in the first quarter of 2023, compared to the prior year period. Same facility inpatient surgeries increased 3.6 percent while same facility outpatient surgeries increased 5.1 percent in the first quarter of 2023 compared to the same period of 2022. Same facility revenue per equivalent admission declined 2.3 percent in the first quarter of 2023, compared to the first quarter of 2022. The year over year comparison of same facility revenue per equivalent admission was impacted by higher COVID-19 volumes and reimbursement in the prior year. COVID-19 represented 3.1 percent of same facility admissions in the first quarter of 2023 versus 9.7 percent in the prior year quarter.

Balance Sheet and Cash Flows from Operations

As of March 31, 2023, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $842 million, total debt of $38.856 billion, and total assets of $52.711 billion. During the first quarter of 2023, capital expenditures totaled $1.197 billion, excluding acquisitions. Cash flows provided by operating activities in the first quarter of 2023 totaled $1.803 billion, compared to $1.345 billion in the first quarter of 2022.

During the first quarter of 2023, the Company repurchased 3.340 million shares of its common stock at a cost of $846 million. The Company had $3.740 billion remaining under its repurchase authorizations as of March 31, 2023. As of March 31, 2023, the Company had $3.795 billion of availability under its credit facilities.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.60 per share on the Company’s common stock. The dividend will be paid on June 30, 2023 to stockholders of record at the close of business on June 16, 2023.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash flows from operations.

2023 Revised Guidance

The 2023 guidance ranges for the year have been revised from our fourth quarter release as follows:

	Previous 2023 Guidance Range as of January 27, 2023	2023 Guidance Range as of April 21, 2023
Revenues	$61.5 to 63.5 billion	$62.5 to $64.5 billion
Net Income Attributable to HCA Healthcare, Inc.	$4.525 to $4.895 billion	$4.750 to $5.160 billion
Adjusted EBITDA	$11.8 to $12.4 billion	$12.1 to $12.7 billion
EPS (diluted)	$16.40 to $17.60 per diluted share	$17.25 to $18.55 per diluted share

Capital expenditures for 2023, excluding acquisitions, are estimated to be approximately $4.6 billion.

The Company’s 2023 guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic as well as general economic conditions, including inflation, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of March 31, 2023, HCA operated 180 hospitals and approximately 2,300 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2023, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy, financial markets and banking industry); changes in revenues due to declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; and supply shortages and disruptions, (2) developments related to COVID-19, including, without limitation, the length and severity of COVID-19-related impacts and the spread of virus strains with new epidemiological characteristics; the volume of canceled or rescheduled procedures and the volume and acuity of COVID-19 patients cared for across our health systems; and measures we are taking to respond to COVID-19, (3) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (4) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including, but not limited to, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), additional changes to the Affordable Care Act, its implementation, or interpretation (including through executive orders and court challenges), and proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), (5) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions and those required under the Pay-As-You-Go Act of 2010 as a result of the federal budget deficit impact of the American Rescue Plan Act of 2021, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (6) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (7) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (8) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (9) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (10) the highly competitive nature of the health care business, (11) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (12) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (13) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (14) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (15) changes in accounting practices, (16) the emergence of and effects related to pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, physical risks from climate change or similar events beyond our control, (25) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2022 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.
Condensed Consolidated Comprehensive Income Statements
First Quarter
Unaudited
(Dollars in millions, except per share amounts)

	2023		2022
	Amount	Ratio	Amount	Ratio

Revenues	$15,591	100.0%	$14,945	100.0%

Salaries and benefits	7,084	45.4	6,939	46.4
Supplies	2,423	15.5	2,321	15.5
Other operating expenses	2,894	18.7	2,752	18.5
Equity in losses (earnings) of affiliates	18	0.1	(11)	(0.1)
Depreciation and amortization	756	4.8	732	5.0
Interest expense	479	3.1	408	2.7
Losses (gains) on sales of facilities	15	0.1	(10)	(0.1)

	13,669	87.7	13,131	87.9

Income before income taxes	1,922	12.3	1,814	12.1

Provision for income taxes	379	2.4	349	2.3

Net income	1,543	9.9	1,465	9.8

Net income attributable to noncontrolling interests	180	1.2	192	1.3

Net income attributable to HCA Healthcare, Inc.	$1,363	8.7	$1,273	8.5

Diluted earnings per share	$4.85		$4.14

Shares used in computing diluted earnings per share (millions)	280.961		307.374

Comprehensive income attributable to HCA Healthcare, Inc.	$1,383		$1,230

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$842	$908
Accounts receivable	8,657	8,891
Inventories	2,085	2,068
Other	1,957	1,776

	13,541	13,643

Property and equipment, at cost	55,463	54,757
Accumulated depreciation	(29,410)	(29,182)

	26,053	25,575

Investments of insurance subsidiaries	390	381
Investments in and advances to affiliates	786	823
Goodwill and other intangible assets	9,590	9,653
Right-of-use operating lease assets	2,032	2,065
Other	319	298

	$52,711	$52,438

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,769	$4,239
Accrued salaries	1,565	1,712
Other accrued expenses	3,316	3,581
Long-term debt due within one year	2,378	370

	11,028	9,902

Long-term debt, less debt issuance costs and discounts of $295 and $301	36,478	37,714
Professional liability risks	1,565	1,528
Right-of-use operating lease obligations	1,716	1,752
Income taxes and other liabilities	1,692	1,615

Stockholders’ equity (deficit):
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(2,495)	(2,767)
Noncontrolling interests	2,727	2,694

	232	(73)

	$52,711	$52,438

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

First Quarter

Unaudited

(Dollars in millions)

	2023	2022
Cash flows from operating activities:
Net income	$1,543	$1,465
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	238	(427)
Inventories and other assets	(214)	(121)
Accounts payable and accrued expenses	(1,066)	(771)
Depreciation and amortization	756	732
Income taxes	372	346
Losses (gains) on sales of facilities	15	(10)
Amortization of debt issuance costs and discounts	9	7
Share-based compensation	77	86
Other	73	38

Net cash provided by operating activities	1,803	1,345

Cash flows from investing activities:
Purchase of property and equipment	(1,197)	(861)
Acquisition of hospitals and health care entities	(115)	(2)
Sales of hospitals and health care entities	165	14
Change in investments	(13)	10
Other	9	(6)

Net cash used in investing activities	(1,151)	(845)

Cash flows from financing activities:
Issuances of long-term debt	-	5,966
Net change in revolving credit facilities	1,240	(2,780)
Repayment of long-term debt	(550)	(66)
Distributions to noncontrolling interests	(187)	(171)
Payment of debt issuance costs	(3)	(49)
Payment of dividends	(175)	(177)
Repurchase of common stock	(846)	(2,101)
Other	(204)	(197)

Net cash (used in) provided by financing activities	(725)	425

Effect of exchange rate changes on cash and cash equivalents	7	(5)

Change in cash and cash equivalents	(66)	920
Cash and cash equivalents at beginning of period	908	1,451

Cash and cash equivalents at end of period	$842	$2,371

Interest payments	$574	$408
Income tax payments, net	$7	$3

HCA Healthcare, Inc.

Operating Statistics

	First Quarter
	2023	2022

Operations:
Number of Hospitals	180	182
Number of Freestanding Outpatient Surgery Centers*	126	124
Licensed Beds at End of Period	48,891	48,892
Weighted Average Beds in Service	41,684	41,818

Reported:
Admissions	525,235	506,956
% Change	3.6%
Equivalent Admissions	916,535	859,290
% Change	6.7%
Revenue per Equivalent Admission	$17,011	$17,392
% Change	-2.2%
Inpatient Revenue per Admission	$17,828	$17,694
% Change	0.8%

Patient Days	2,637,903	2,681,718
% Change	-1.6%
Equivalent Patient Days	4,603,141	4,545,512
% Change	1.3%

Inpatient Surgery Cases	130,460	126,880
% Change	2.8%
Outpatient Surgery Cases	255,971	247,421
% Change	3.5%

Emergency Room Visits	2,252,669	2,056,389
% Change	9.5%

Outpatient Revenues as a Percentage of Patient Revenues	37.7%	37.4%

Average Length of Stay (days)	5.022	5.290

Occupancy**	74.0%	74.7%

Same Facility:
Admissions	525,235	503,101
% Change	4.4%
Equivalent Admissions	915,485	851,247
% Change	7.5%
Revenue per Equivalent Admission	$16,991	$17,388
% Change	-2.3%

Inpatient Revenue per Admission	$17,826	$17,669
% Change	0.9%
Inpatient Surgery Cases	130,460	125,894
% Change	3.6%
Outpatient Surgery Cases	254,196	241,906
% Change	5.1%

Emergency Room Visits	2,252,669	2,042,355
% Change	10.3%

*	Excludes freestanding endoscopy centers (22 centers at March 31, 2023 and 21 centers at March 31, 2022).
**	Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2023	2022

Revenues	$15,591	$14,945

Net income attributable to HCA Healthcare, Inc.	$1,363	$1,273
Losses (gains) on sales of facilities (net of tax)	22	(8)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities (a)	1,385	1,265
Depreciation and amortization	756	732
Interest expense	479	408
Provision for income taxes	372	347
Net income attributable to noncontrolling interests	180	192

Adjusted EBITDA (a)	$3,172	$2,944

Adjusted EBITDA margin (a)	20.3%	19.7%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$4.85	$4.14
Losses (gains) on sales of facilities	0.08	(0.02)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities (a)	$4.93	$4.12

Shares used in computing diluted earnings per share (millions)	280.961	307.374

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2023 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2023
	Low	High

Revenues	$62,500	$64,500

Net income attributable to HCA Healthcare, Inc. (a)	$4,750	$5,160
Depreciation and amortization	3,070	3,100
Interest expense	1,960	1,980
Provision for income taxes	1,480	1,590
Net income attributable to noncontrolling interests	840	870

Adjusted EBITDA (a) (b)	$12,100	$12,700

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$17.25	$18.55

Shares used in computing diluted earnings per share (millions)	278.000	278.000

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.